Exhibit 99.1

XenoPort Reports Fourth Quarter and Year-End 2014 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 19, 2015--XenoPort, Inc. (Nasdaq:XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2014. Revenues for the fourth quarter were $7.1 million compared to $2.9 million for the same period in 2013. Net loss for the fourth quarter was $17.7 million compared to a net loss of $19.1 million for the fourth quarter of 2013. At December 31, 2014, XenoPort had cash and cash equivalents and short-term investments of $102.1 million.

XenoPort Business Updates

The following key events occurred since the beginning of the fourth quarter of 2014:

  Net product sales for HORIZANT® (gabapentin enacarbil) Extended-Release Tablets were $6.6 million for the fourth quarter, an increase of 143% compared to the fourth quarter of 2013 and an increase of 18% compared to the third quarter of 2014.
  According to Symphony Health Solutions, the nationwide total of HORIZANT prescribed tablets for the fourth quarter increased by 94% compared to the fourth quarter of 2013 and 17% compared to the third quarter of 2014.*
  XenoPort has continued to expand the HORIZANT NeuroHealth Sales team and is now promoting HORIZANT in approximately 70 territories in the United States.
  XenoPort and the National Institute on Alcohol Abuse and Alcoholism (NIAAA) conducted a pre-investigational new drug (pre-IND) meeting with the U.S. Food and Drug Administration (FDA). Based on the meeting, XenoPort believes that the FDA has accepted the NIAAA’s design of a clinical trial of HORIZANT as a potential treatment for alcohol use disorder (AUD). In addition, XenoPort believes that it may be possible for this proposed clinical trial to support a potential supplemental new drug application (sNDA) for HORIZANT as a potential treatment for AUD, if the results from the trial are robust and compelling and if there is additional confirmatory evidence from the literature or other sources to support the findings.
  The NIAAA gained clearance for its IND and plans to commence its proposed clinical trial in the second quarter of 2015. It is currently anticipated that results from this trial may be available by the end of 2016.
  On February 3, 2015, XenoPort completed the sale of $115.0 million aggregate principal amount of its 2.50% convertible senior notes due 2022, or the convertible notes, raising net proceeds of approximately $111.4 million, after deducting the initial purchaser’s discount and estimated offering expenses payable by XenoPort.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “The XenoPort team made great progress on our strategic objectives for 2014. We built value in HORIZANT by demonstrating the promotional sensitivity of HORIZANT and growing sales substantially. We advanced development of XP23829 into Phase 2 and expect top-line data by the end of the third quarter this year. We believe that our completed agreements with Indivior PLC for arbaclofen placarbil and the NIAAA for HORIZANT create the potential to advance the development of new therapies for AUD, while creating additional value for our stockholders.”

Dr. Barrett continued, “The recent financing should allow us to continue to execute our strategy, as we plan to expand our HORIZANT educational efforts, including increasing the size of our NeuroHealth Sales team. We also plan to accelerate certain development activities for XP23829 that we hope will minimize the time to initiating potential Phase 3 studies and a potential NDA submission for XP23829.”

XenoPort Fourth Quarter and Year-End 2014 Financial Results

Revenues for the fourth quarter and year ended December 31, 2014 were $7.1 million and $46.9 million, respectively, compared to $2.9 million and $8.0 million for the same periods in 2013. The increase in revenues in the fourth quarter ended December 31, 2014 was principally due to HORIZANT net product sales. The increase in revenues for the year ended December 31, 2014 was principally due both to the recognition of $25.0 million in collaboration revenue related to an arbaclofen placarbil (AP) licensing agreement with Indivior, as well as to increased HORIZANT net product sales. HORIZANT net product sales totaled $6.6 million for the fourth quarter of 2014 compared to $2.7 million for the fourth quarter of 2013 and $20.2 million for the year ended December 31, 2014 compared to $6.4 million for 2013.

Research and development expenses for the fourth quarter of 2014 increased to $7.2 million from $3.7 million for the same period in 2013. The increase in research and development expenses for the fourth quarter of 2014 was principally due to increased net costs for XP23829, primarily due to increased clinical, toxicology and manufacturing costs. Research and development expenses for the year ended December 31, 2014 decreased to $23.7 million from $33.3 million for 2013. The decrease in research and development expenses for 2014 compared to 2013 was principally due to decreased net costs for AP and decreased personnel costs, which were primarily due to decreased headcount and decreased non-cash stock-based compensation, partially offset by increased net costs for XP23829 development activities.

Selling, general and administrative expenses were relatively constant at $17.0 million for the fourth quarter of 2014 compared to $17.6 million for the same period in 2013. Selling, general and administrative expenses for the year ended year ended December 31, 2014 were $70.2 million compared to $59.1 million for 2013. The increase in selling, general and administrative expenses in 2014 compared to 2013 was principally due to costs related to the commercialization and promotion of HORIZANT, which included increased professional fees and personnel costs.

Net loss for the fourth quarter of 2014 was $17.7 million compared to a net loss of $19.1 million for the same period in 2013. Net loss for the year ended December 31, 2014 was $49.3 million compared to a net loss of $85.9 million for 2013. Basic and diluted net loss per share were $0.28 for the fourth quarter of 2014 compared to basic and diluted net loss per share of $0.40 for the same period in 2013. For the year ended 2014, basic and diluted net loss per share were $0.81 compared to basic and diluted net loss per share of $1.81 for 2013.

Financial Guidance

XenoPort announced that it expects HORIZANT net product sales for 2015 to be in the range of $39.0 million to $43.0 million and the net use of cash for 2015 to be in the range of $75.0 million to $85.0 million (net use of cash is the difference between the anticipated balances of cash and cash equivalents plus short-term investments at December 31, 2015, excluding the net proceeds from the sale of the convertible notes completed in February 2015, and the actual balances at December 31, 2014).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 77034895.

The replay of the conference call may be accessed that same day after 8:00 p.m. Eastern Time, via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 77034895.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis and potentially for relapsing forms of multiple sclerosis. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, AP, to Indivior PLC for all indications. XenoPort's pipeline of product candidates also includes a potential treatment for patients with idiopathic Parkinson's disease.

To learn more about XenoPort, please visit the website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the commercial opportunity, promotional efforts and value proposition for HORIZANT; the potential clinical development of HORIZANT by the NIAAA, including the initiation, conduct and results of the NIAAA’s proposed clinical trial and the timing thereof; the suitability of HORIZANT as a potential treatment for AUD; XenoPort’s beliefs regarding the design of NIAAA’s proposed clinical trial and its potential to support a potential sNDA for HORIZANT as a potential treatment for AUD; the XP23829 clinical development program, including XenoPort’s expectations to obtain top-line Phase 2 XP23829 study results by the end of the third quarter of 2015, to accelerate and advance XP23829 into Phase 3 development and to potentially submit an NDA to the FDA for XP23829; the suitability of XP23829 as a potential treatment for moderate-to-severe plaque psoriasis and/or relapsing forms of multiple sclerosis; XenoPort’s 2015 financial guidance, including XenoPort’s expected HORIZANT net product sales and net cash usage for 2015; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipated,” “believes,” “expect,” “hope,” “may,” “plans,” “possible,” “potential,” “proposed,” “should,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain internal and third-party sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort or its partners may conduct; XenoPort’s ability to successfully advance XP23829 development and to conduct or initiate clinical trials in the anticipated timeframes, or at all; the NIAAA’s ability to successfully conduct the proposed clinical trial of HORIZANT in the anticipated timeframe, or at all; the risk that the initiation or completion of clinical trials for XP23829 or HORIZANT may be delayed or terminated as a result of many factors, including delays in patient enrollment; the risk that XP23829 will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of its development; the risk that XenoPort and/or the NIAAA may be required to conduct significant additional clinical testing of HORIZANT prior to any HORIZANT label expansion to include the AUD indication; the uncertainty of the FDA’s review process and other regulatory requirements; the risk that even if HORIZANT is approved for the treatment of AUD, XenoPort may be unable to, or may otherwise be unsuccessful in, expanding the commercial opportunity for HORIZANT; XenoPort’s dependence on collaborative partners; the availability of resources to develop XenoPort’s product candidates and support XenoPort's operations; XenoPort’s substantial outstanding debt and debt service obligations, which could, among other things, limit its flexibility in planning for, or reacting to, changes in its business and its industry; the uncertain therapeutic and commercial value of XenoPort’s product candidates; as well as risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 5, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

XNPT2F

* Source: Symphony Health Solutions, PrescriberSource Weekly, 10/01/2013 through 12/31/14

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	December 31, 2014	December 31, 2013

Current assets:
Cash and cash equivalents	$11,958	$20,584
Short-term investments	90,098	38,074
Accounts receivable	2,895	939
Inventories	1,458	1,262
Prepaids and other current assets	3,185	2,826
Total current assets	109,594	63,685
Property and equipment, net	2,422	2,552
Long-term inventories	9,098	10,185
Restricted investments and other assets	1,947	2,119
Total assets	$123,061	$78,541
Liabilities:
Current liabilities	$17,788	$10,069
Noncurrent liabilities	14,133	14,779
Total liabilities	31,921	24,848
Stockholders’ equity (deficit):
Common stock	62	48
Additional paid-in capital and other	677,894	591,128
Accumulated deficit	(586,816)	(537,483)
Total stockholders’ equity	91,140	53,693
Total liabilities and stockholders’ equity	$123,061	$78,541

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Product sales, net	$6,648	$2,737	$20,173	$ 6,414
Collaboration revenue	284	-	26,134	1,137
Royalty revenue	159	142	561	400
Total revenues	7,091	2,879	46,868	7,951
Operating expenses:
Cost of product sales	505	616	2,094	1,170
Research and development*	7,178	3,689	23,679	33,325
Selling, general and administrative*	17,003	17,633	70,194	59,084
Total operating expenses	24,686	21,938	95,967	93,579
Loss from operations	(17,595)	(19,059)	(49,099)	(85,628)
Net interest expense	(62)	(79)	(234)	(255)
Net loss	$(17,657)	$(19,138)	$(49,333)	$ (85,883)
Basic and diluted net loss per share	$(0.28)	$(0.40)	$(0.81)	$ (1.81)
Shares used to compute basic and diluted net loss per share	62,323	47,768	60,856	47,545

* Includes employee non-cash stock-based compensation as follows:

Research and development	$213	$536	$ 2,062	$3,059
Selling, general and administrative	1,674	1,700	6,979	7,485
Total	$1,887	$2,236	$ 9,041	$10,544

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com